Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Establishment Labs Holdings, Inc. on Form S-1, Amendment No. 1, File No. 333-225791 of our report dated May 10, 2018 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Establishment Labs Holdings, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum LLP
Marcum LLP
Irvine, CA
July 9, 2018